Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES
APPOINTMENT OF NEW INDEPENDENT DIRECTOR TO THE BOARD

Houston, Texas (Tuesday, November 12, 2019) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announced that Dennis E. Dominic has been appointed as a new independent member of Adams’ Board of Directors (the “Board”) effective November 5, 2019. Mr. Dominic’s appointment expands the size of the Board to seven members.

Mr. Dominic has more than 40 years of experience in the oil business in the areas of refining, marketing and trading. This includes most recently serving as Vice President of Domestic Crude Supply and Trading for Valero Energy Corporation (“Valero”), where he was responsible for securing 1.1 million barrels per day of domestic U.S. and Canadian crude oil for 15 Valero refineries. Prior to his more than 17 years of service at Valero, Mr. Dominic worked at and enjoyed increasing levels of responsibility at Ultramar Diamond Shamrock, Diamond Shamrock Refining Company, Sigmor Refining, Horizon Trading and Conoco. Mr. Dominic holds a Bachelor of Applied Arts and Sciences from Southwest Texas State University and Master of Business Administration from Incarnate Word University.

“We are pleased to welcome Dennis to our Board and look forward to leveraging his extensive experience as we evaluate opportunities to enhance and strategically grow our business,” said Townes G. Pressler, the Company’s Executive Chairman.

Adams Resources & Energy, Inc. is primarily engaged in the business of crude oil marketing, transportation and storage and tank truck transportation of liquid chemicals and dry bulk through its two subsidiaries, GulfMark Energy, Inc. and Service Transport Company, respectively. For more information, visit www.adamsresources.com.

Contact: Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609